EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-138095, 333-153360, 333-169693, No. 333-218435, and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Forms S-8 of our reports dated February 19, 2019, relating to the consolidated financial statements of Leidos Holdings, Inc. and subsidiaries (“the Company”) (which report expresses an unqualified opinion), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended December 28, 2018.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 19, 2019